Exhibit 3.14

COMPANIES ACTS 1963 TO 2009

UNLIMITED COMPANY HAVING A SHARE CAPITAL

MEMORANDUM OF ASSOCIATION

– OF –

STARGAZER PRODUCTIONS

(amended by a Special Resolution passed on 6th February 1995)

1.	The name of the Company is STARGAZER PRODUCTIONS.

2.	The objects for which the company is established are:

A.(i)	To acquire and hold shares and stocks of any class or description, debentures, debenture stock, bonds, bills, mortgages, obligations, investments and securities of all descriptions and of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature and wheresoever constituted or carrying on business or issued or guaranteed by any government, state, dominion, colony, sovereign ruler, commissioners, trust, public, municipal, local or other authority or body of whatsoever nature and wheresoever situated and investments, securities and property of all descriptions and of any kind, including real and chattel real estates, mortgages, reversions, assurance policies, contingencies and choses in action. To purchase for investment only property of any tenure and any interest therein, and to make advances upon the security of land or other similar property or any interest therein.

(ii)	To carry on all or any of the businesses of an investment, estate and trust company and to raise money on such terms and conditions as may be thought desirable and to advance and lend money, with or without security to such persons or companies and upon such terms and subject to such conditions as may seem expedient.

(iii)	To carry on business as a holding and trading company owning or holding patents, patent rights, trade marks, brevets d’invention, registered designs, protections and licences, decrees, charters, contracts, concessions and rights of all kinds and to let, lease, rent, hire, maintain, licence and renew any of the above and to enter into any contract or undertaking deemed necessary or advantageous to promote the Company’s objects.

(iv)	To purchase, take on lease or otherwise acquire for investment, development, letting or resale and to purchase, sell or deal in land, industrial, commercial and domestic and other property and hereditaments of any nature and any interest therein, and to create, sell and deal in freehold, leasehold and other estates, and to make advances upon the security of land, industrial, commercial and domestic property and any other property whether real or personal and to hold rental properties and to collect, take and deal in rents in respect of all types of property and to erect, construct, develop, renovate or renew either by the Company or through other parties or agents, factories, offices, houses, buildings or works of every description.

(v)	To acquire and carry on any other business which may seem to the Company capable of being conveniently carried on in connection with the above, or which may seem calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property or rights.

B.	To purchase, take on lease or in exchange, hire or by any other means, acquire and protect, any freehold, leasehold, or other property, for any estate or interest, any land, buildings, roads, railways, bridges, waterways, aircrafts, vessels, vehicles, machinery, engines, plant, live and dead stock, easements, rights, patents, patent rights, trade marks, brevet d’invention, registered designs, protections and concessions, licences, stock in trade and any real or personal property or rights whatsoever which may be considered necessary, advantageous or useful to the Company.

C.	To construct, build, erect, enlarge, demolish, laydown, maintain, any buildings, roads, railways, bridges, walls, fences, banks, reservoirs, waterways and waterworks and to carry out preliminary and associated works or contract, sub contract, or join with others to carry out or complete any of the aforesaid and to work, manage and control the same or join with any person, firm or company in doing so.

D.	To borrow, raise or secure the payment of money in such manner as the company shall think fit and in particular to issue debentures, debenture stock, bonds, obligations and securities of all kinds and to charge and secure the same by Trust Deed or otherwise on the undertaking of the Company or upon any specific property and rights, present and future, of the Company including its uncalled capital or by any other means howsoever.

E.	To guarantee, support or secure whether by mortgaging or charging all or any part of the undertaking, property and assets both present and future and uncalled capital of the Company or for the performance and discharge or any contract, obligation or liability of a company or of any person or corporation with whom or which the company has dealings or having a business or undertaking in which the company is concerned or interest whether directly or indirectly and in particular to give security for any debts, obligations or liabilities of any company which is for the time being the Holding Company or a subsidiary of the company or a subsidiary of the Holding Company.

F.	To pay or remunerate any person, firm or Company for rendering services for and on behalf of this company and to pay any costs, charges or expenses incurred or sustained by or in connection with the formation and incorporation of this company and either by cash payments or by allotment to him or them of shares or securities of the company credited as fully paid up or otherwise.

G.	To invest and deal with the monies of the Company not immediately required for the purpose of its business in or upon such investments or securities and in such manner as may form time to time be determined.

H.	To draw, make, accept, endorse, discount, negotiate and issue promissory notes, bills of exchange, warrants, Bills of Lading and other negotiable or transferrable instruments.

I.	To develop, improve, manage, cultivate, exchange, let on lease or otherwise, mortgage, charge, sell dispose of, turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the Company.

J.	To lend and advance money or give credit to any person, firm or company and on such terms as may seem expedient.

K.	To enter into and carry into effect any arrangement with any person, firm, company or Government or Government Body or authority that may seem conducive to the Company’s objects and to apply for, promote, and obtain from any person, firm, company, Government or Government body or authority any contracts, concessions, privileges, charters, decrees and rights which the company may think is desirable and to carry out and exercise and comply with same.

L.	To act as agents, brokers and as trustees for any person, firm or company and to establish agencies and branches and appoint agents and others to assist in the conduct or extension of the Company’s business.

M.	To provide for the welfare of persons employed or previously employed in or holding office under the company and to grant pensions, allowances, gratuities, bonuses or other payments to officers, ex-officers, employees and ex-employees or the dependants or connections of such persons; to establish and contribute to pensions or benefit funds or schemes for the benefit of persons aforesaid; to form, subscribe to or support any charitable, benevolent, religious or other institution and to instigate and maintain any club or other establishment calculated to advance the interests of the company or its officers, ex-officers, employees, ex-employees or dependants or connections.

N.	To purchase or otherwise acquire and undertake all or any part of the business, property, goodwill, assets, liabilities and transactions of any person, firm or company carrying on any business which this company is authorized to carry on.

O.	To undertake and execute the office of nominee, trustee, executor, administrator, registrar, secretary, committee or attorney for any purpose and either solely or jointly with others and generally to undertake, perform and fulfill any office of trust or confidence.

P.	To accept payment for any property or rights sold or otherwise disposed of or dealt with by the company in whatever form and on such terms as the company may determine.

Q.	To establish, promote or otherwise assist any company and to promote or otherwise assist any person or firm for the purpose of acquiring all or any of the properties and or liabilities or for furthering any objects of this company or for the purpose of instigating or opposing any proceedings or application which may be considered necessary, advantageous or useful to the company.

R.	To subscribe for, accept, deal in, purchase or sell or otherwise acquire, deal in, dispose of or hold shares or other interests in or securities of any company carrying on or proposing to carry on any business within the object of this company or carrying on any business capable of being carried on so as to benefit this company.

S.	To enter into any partnership or joint arrangement or arrangement of sharing profits with any company having objects similar or in part similar to those of this company and to give whatever undertakings are considered necessary by this company.

T.	To distribute among the members in specie or otherwise as may be resolved, any assets of the company and in particular, any shares, debentures or securities of other companies belonging to this company or of which this company may have the power of disposing.

U.	To procure the company to be registered or recognized in any place outside Ireland.

V.	To do all such things as are incidental or conducive to the above objects or any of them.

The word Company, in the clause, except where used in reference to this company, shall be deeded to include any body or persons whether incorporate or not and whether domiciled in Ireland or elsewhere.

It is hereby expressly declared that each sub-clause of this clause shall be construed independently of the other sub-clause hereof and that none of the objects mentioned in any sub-clause shall be deemed to be merely subsidiary to the objects mentioned in any other sub-clause.

Provided always that the provision of this clause shall be subject to the company obtaining where necessary for the purpose of carrying any of its objects into effect such licence, permit or authority as may be required by law.

WE, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a Company in pursuance of this Memorandum of Association, and we agree to take the number of shares in the capital of the Company set opposite our respective names.

NAMES, ADDRESSES & DESCRIPTIONS OF SUBSCRIBERS	NUMBER OF SHARES TAKEN BY EACH SUBSCRIBER
Carl Dighton	ONE ORDINARY SHARE
15 Talbot Lodge
Grove Avenue
Blackrock
County Dublin

Lorna O’Keeffe	ONE ORDINARY SHARE
68 Wainscot Road
Terenure
Dublin 6W

TOTAL SHARES TAKEN	TWO ORDINARY SHARES

Dated this 3rd day of November 1994

Witness to the above signatures:
Jennifer Caldwell
43 Fitzwilliam Place,
Dublin 2

COMPANIES ACTS, 1963 to 2009

UNLIMITED COMPANY HAVING A SHARE CAPITAL

ARTICLES OF ASSOCIATION

of -

STARGAZER PRODUCTIONS

(adopted by Special Resolution passed on 25 June 2010)

PRELIMINARY

1.	The Regulations of Table E, Part III set out in the First Schedule to the Companies Act, 1963 shall apply to the Company save insofar as they are excluded or varied hereby. Sections 23(1), 23(7) and 23(8) of the Companies (Amendment) Act 1983, shall not apply to the Company.

MEMBERS

2.	The number of members with which the Company proposes to be registered is 25 but the directors may from time to time, subject to Article 1, register an increase in members.

SHARE CAPITAL

3.	The share capital of the Company is €3,174,471.97 divided into:

100 “A” Ordinary Shares of €1.269738 each
100 “B” Ordinary Shares of €1.269738 each
100 “C” Ordinary Shares of €1.269738 each
100 “D” Ordinary Shares of €1.269738 each
100 “E” Ordinary Shares of €1.269738 each
100 “F” Ordinary Shares of €1.269738 each
100 “G” Ordinary Shares of €1.269738 each
100 “H” Ordinary Shares of €1.269738 each
100 “I” Ordinary Shares of €1.269738 each
100 “J” Ordinary Shares of €1.269738 each
100 “K” Ordinary Shares of €1.269738 each
100 “L” Ordinary Shares of €1.269738 each
100 “M” Ordinary Shares of €1.269738 each
100 “N” Ordinary Shares of €1.269738 each
100 “P” Ordinary Shares of €1.269738 each
100 “Q” Ordinary Shares of €1.269738 each
100 “R” Ordinary Shares of €1.269738 each

100 “S” Ordinary Shares of €1.269738 each
100 “T” Ordinary Shares of €1.269738 each
100 “U” Ordinary Shares of €1.269738 each
100 “V” Ordinary Shares of €1.269738 each
100 “W” Ordinary Shares of €1.269738 each
100 “X” Ordinary Shares of €1.269738 each
100 “Y” Ordinary Shares of €1.269738 each
100 “Z” Ordinary Shares of €1.269738 each
100 “AA” Ordinary Shares of €1.269738 each
100 “BB” Ordinary Shares of €1.269738 each
100 “CC” Ordinary Shares of €1.269738 each
100 “DD” Ordinary Shares of €1.269738 each
100 “EE” Ordinary Shares of €1.269738 each
100 “FF” Ordinary Shares of €1.269738 each
100 “GG” Ordinary Shares of €1.269738 each
100 “HH” Ordinary Shares of €1.269738 each
100 “II” Ordinary Shares of €1.269738 each
100 “JJ” Ordinary Shares of €1.269738 each
100 “KK” Ordinary Shares of €1.269738 each
100 “LL” Ordinary Shares of €1.269738 each
100 “MM” Ordinary Shares of €1.269738 each
100 “NN” Ordinary Shares of €1.269738 each
100 “PP” Ordinary Shares of €1.269738 each
100 “QQ” Ordinary Shares of €1.269738 each
100 “RR” Ordinary Shares of €1.269738 each
100 “SS” Ordinary Shares of €1.269738 each
100 “TT” Ordinary Shares of €1.269738 each
100 “UU” Ordinary Shares of €1.269738 each
100 “VV” Ordinary Shares of €1.269738 each
100 “WW” Ordinary Shares of €1.269738 each
100 “XX” Ordinary Shares of €1.269738 each
100 “YY” Ordinary Shares of €1.269738 each
100 “ZZ” Ordinary Shares of €1.269738 each and
2,495,100 Ordinary shares of €1.269738 each

4.	The Company may by special resolution:

(a)	increase the share capital by such sum to be divided into shares of such amount as the resolution may prescribe of €1.269738 each

(b)	consolidate its shares into shares of a larger amount than its existing shares;

(c)	subdivide its shares into shares of a smaller amount than its existing shares;

(d)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person;

(e)	reduce its share capital in any way.

LIEN

5.	The lien conferred by Regulation 11 of Part I of Table A shall attach to all shares whether fully paid or not and the said Regulation shall be modified accordingly.

5(a)	The Company’s first and paramount lien on every share (not being a fully paid share) called or payable at a fixed time in respect of that share and the extension of that lien to all dividends payable thereon shall not apply where any such shares have been mortgaged or charged by way of security in which event such lien shall rank behind any such security and Regulation 11 of Part 1 of Table A shall be modified accordingly.

TRANSFER OF SHARES

6.	Any share of a deceased member may be transferred by his executor or administrator to the widow or widower, child or grandchild of such deceased member and Regulation 3 of Part II of Table A shall be modified accordingly.

7.	An instrument of transfer of a share (other than a partly paid share) need not be attested and Regulation 22 of Part I of Table A shall be modified accordingly.

7(a)	Notwithstanding anything contained in these Articles (and, in particular, Regulation 3 of Part II of Table A in the First Schedule to the Companies Act, 1963 (“Regulation 3 of Part II”)), the Directors shall promptly register any transfer of shares and may not suspend registration thereof where such transfer:-

(i)	is to the bank or institution to which such shares have been charged by way of security, whether as agent and trustee for a group of banks or institutions or otherwise, or to any nominee or any transferee of such a bank or institution (a “Secured Institution”); or

(ii)	is delivered to the Company for registration by a Secured Institution or its nominee in order to register the Secured Institution as legal owner of the shares; or

(iii)	is executed by a Secured Institution or its nominee pursuant to the power of sale or other power under such security,

and furthermore, notwithstanding anything to the contrary contained in these Articles or in any agreement or arrangement applicable to any shares in the Company, no transferor or proposed transferor of any such shares to a Secured Institution or its nominee and no Secured Institution or its nominee (each a “Relevant Person”), shall be required to obtain the approval of the directors or be subject to, or obliged to comply with, any rights of pre-emption contained in these Articles or any such agreement or arrangement nor shall any Relevant Person be otherwise required to offer the shares which are or are to be the subject of any transfer as aforesaid to the shareholders for the time being of the Company or any of them, and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for consideration or not. No resolution shall be proposed or passed the effect of which would be to delete or amend this regulation unless not less than 45 days’ written notice thereof shall have been given to any such Secured Institution by the Company and Regulation 3 of Part II shall be modified accordingly.

RESOLUTIONS

8.	Any such resolution in writing as is referred to in Regulation 6 of Part II of Table A may consist of several documents in the like form each signed by one or more of the members (or their duly authorized representatives) in that Regulation referred to.

9.	Any such resolution in writing as is referred to in Regulation 109 of Part I of Table A may consist of several documents in the like form each signed by one or more of the directors (of their duly authorized alternates) in that Regulation referred to.

PROCEEDINGS AT GENERAL MEETINGS

10.	The following words shall be added to the end of Regulation 53 of Part I of Table A “and fixing the remuneration of Directors.”

BORROWING POWERS

11.	The directors may raise or borrow for the purposes of the Company’s business such sum or sums of money as they may think fit, and may secure the repayment of, or raise any such sum or sums as aforesaid by mortgage or charge upon the whole or any part of the property and assets of the Company, present and future, including its uncalled or unissued capital, by the issue at such price as they may think fit, of bonds or debentures, either charged upon the whole or any part of the property and assets of the Company, or not so charged, or in such other way as the Directors may think expedient.

DIRECTORS

12.	Unless and until the Company in general meeting shall otherwise determine the number of Directors shall be not less than two or more than seven and Regulation 75 of Part I of Table A shall be modified accordingly.

13.	Every Director shall be entitled to receive notices of and attend and speak at all General Meetings of the holders of any class of shares in the capital of the Company, and Regulation 136 shall be amended accordingly.

14.	The Directors of the Company shall not be required to retire by rotation and Regulations 92 to 100 (inclusive) of Table A, Part I shall be amended accordingly.

15.	The Directors may from time to time appoint one or more of their body to hold any executive office in the management of the business of the Company including the office of Chairman or Deputy Chairman or Managing or Joint Managing or Deputy or Assistant Managing Director as the Directors may decide, and on such terms as they think fit, and if no period or terms are fixed, then such executive shall comply with such directions as may be given to him by the Directors from time to time, and the appointment shall be automatically determined (without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company) if he shall cease to be a Director, and Regulation 110 of Part I of Table A shall be modified accordingly.

TELECOMMUNICATIONS MEETINGS

16.	Any Director or alternate Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute presence in person at the meeting.

REDEMPTION OF SHARES

17(a).	The Company is to be at liberty at any time to give notice in writing to any holder of shares in the Company of its desire to redeem all or any of his or her shares at par or at such greater figure as may be mutually agreed between the Company and such holder and upon payment of the redemption price the holder’s name shall be removed from the Register of Members in respect of such shares.

(b)	The redemption price of any shares to be redeemed pursuant to this Article may with the sanction of a Special Resolution of the Company be satisfied, either in whole or in part, by the transfer of such specific assets of the Company as may be agreed between the Directors and the holder of the shares redeemed and in such case the transfer of such assets shall be deemed to be, and be accepted by the transferee as, payment of the redemption price of the redeemed shares or of so much thereof as shall have been agreed as aforesaid.

DIVIDENDS

18.	The directors may from time to time pay to any members of any class of shares in the Company such dividends in such currency and amount, whether fixed or variable, per share (including interim and final dividends) as the Directors shall in their absolute discretion determine and/or recommend. A dividend (whether interim or final) on any one or more classes of shares may be any amount or nil notwithstanding the payment of a dividend on any other class or classes of shares.

19.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends may be declared and paid without regard to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid. If any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

INDEMNITY

20.	Subject to Section 200 of the act, every Director, Managing Director, Agent, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under Section 391 of the Act in which relief is granted to him by the Court, and no Director or other officer shall be liable for any loss or damage incurred by the Company in the execution of the duties of his office or in relation thereto.